Valmont Reports Second Quarter Results

Second Quarter Highlights:

•	Record quarterly sales, operating income and net earnings.
•	Operating income rose 49% and was 11.1% of net sales with gains in all segments.
•	Net earnings increased 56% on a 19% revenue gain.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported second quarter sales of $402.3 million compared with $338.8 million for the same period of 2006. Net earnings for the second quarter were $26.9 million, or $1.03 per diluted share, versus second quarter 2006 net earnings of $17.3 million, or 67 cents per diluted share.

For the first six months of 2007, sales were $742.9 million versus $642.4 million in 2006. Valmont’s first half net earnings were $45.7 million, or $1.76 per diluted share, compared with 2006 first half net earnings of $30.4 million, or $1.18 per diluted share.

Second Quarter Review:

“Sales growth was broad-based across all segments and driven primarily by unit volume increases,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer.

“In our largest segment, Engineered Support Structures, we had stronger demand in China and Europe and solid demand in North America.

“Utility Support Structure Segment sales were very strong, responding to continued increased levels of investment in the electrical transmission grid by utility companies.

“In the Irrigation Segment, North American sales rose sharply, reflecting positive conditions in the agricultural economy and successful spring sales incentives. International sales gains were the result of stronger demand in our core markets.

“Gains in Coatings Segment sales were volume-related and from price increases to recover higher costs, as demand from infrastructure spending increased and zinc costs were above last year’s second quarter levels.

“Sales in the Tubing Segment improved, sparked by demand from manufacturers of grain handling equipment, and increased demand for the custom tubing sizes in which Valmont specializes.

“We have had a focus on improving the quality of our earnings with an emphasis on getting value in the market for the products we produce, reducing costs and improving employee engagement. As a result of these initiatives, and a combination of good markets and strong operating leverage, consolidated operating income for the Company as a whole improved 2.3 percentage points to 11.1% of revenues.”

Second Quarter Summary - Infrastructure Markets: (67% of 2nd Quarter Net Sales)

Engineered Support Structures Segment (38% of 2nd Quarter Net Sales)

Structures and specialty structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes utility support structures outside of North America.

Sales were $160.6 million, an increase of 17% over last year’s $137.6 million second quarter level. Most of the sales gains were from very strong demand for utility and wireless communication structures in China. In Europe, increased municipal spending on infrastructure products drove sales higher.

In North America, sales to the transportation market were similar to last year’s levels. Commercial and decorative product sales in North America were moderately above last year. Sales of specialty structures remain below last year’s levels.

Segment operating income increased 51% to $16.7 million and was 10.4% of segment sales. The improvement in operating profit was largely due to the strong performance in all regions, partly offset by sub-par performance in North American specialty structures.

Utility Support Structures Segment (22% of 2nd Quarter Net Sales)

Steel and concrete structures for electric power delivery in North America.

Sales increased 18% to $89.7 million compared with $76.3 million in 2006. The improvement in sales reflects increased investment by utility companies in transmission and distribution structures for electrical power delivery. Utility investment in the electric transmission grid is increasing and proposed project sizes have become larger. Incentives in U.S. Energy Bill policy encourage utilities to improve the reliability and interconnectivity of the transmission and distribution grid.

Operating income increased 48% to $12.0 million and was 13.4% of segment sales. The increase in operating income was mostly due to higher volumes and a more favorable pricing environment.

Coatings Segment (7% of 2nd Quarter Net Sales)

Hot-dip galvanizing and other coatings services to protect against corrosion of steel and aluminum in North American markets.

Sales of $35.4 million were 30% above last year’s $27.3 million. Improved conditions in the industrial economy, strong internal demand and higher levels of infrastructure spending drove the sales increase. Additionally, the sales increase reflects higher pricing to recover zinc costs above last year’s second quarter levels.

Segment operating income rose to $5.9 million, an increase of 21%, and was 16.7% of segment sales. During the quarter, the Company took a $650 thousand charge for disposal of equipment at one of the coatings locations.

Second Quarter Summary - Agricultural Markets: (32% of 2nd Quarter Net Sales)

Irrigation Segment (27% of 2nd Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and related service parts for agriculture in global markets.

Sales improved 22% to $107.6 million compared with $87.9 million in 2006. North American sales were supported by grower expectations for an improved agricultural economy and by a strong backlog generated by a sales promotion during the first quarter of this year.

International sales increased in most markets for mechanized irrigation equipment, except Australia, where drought has led to government restrictions on irrigation. Higher grain prices and increased emphasis on the efficient use of water for irrigation are the primary drivers for growth in the market worldwide.

Segment operating income increased 51% to $16.7 million and was 15.5% of segment sales. The improved operating income was the result of the operating leverage that resulted from increased unit volume.

Tubing Segment (5% of 2nd Quarter Net Sales)

Custom steel tubing for mechanical and structural applications.

Sales were 12% higher at $26.5 million. Demand was especially strong from agricultural equipment manufacturers, driven by the increased need for grain handling and storage.

Segment operating income increased 40% to $5.2 million as a result of higher volumes and a favorable sales mix, and was 19.4% of segment sales.

2007 Outlook:

“Our outlook for the second half of the year is for improved operating performance and favorable comparisons with last year, Mr. Bay said. “We will likely achieve our near-term goal of improving operating income as a percent of sales to 10% this year. Year-over-year percentage improvements for the last two quarters of the year however, will likely not be as strong as those in the first half of 2007.

“The current market trends for our businesses are strong. Our performance reflects favorable market conditions as well as our initiatives to realize full value for the products we sell, reduce costs and improve employee engagement. A combination of a continued emphasis on these programs, favorable competitive pricing environments and good market conditions could provide a climate for additional improvement in results.

“Looking forward, we believe our current business drivers are global, compelling and enduring. Many opportunities remain for us to leverage our products, markets and capabilities around the world. Our core businesses have strong fundamentals and continue to offer good returns on invested capital.”

An audio discussion of Valmont’s second quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 2634530 or via the Internet at 8:00 a.m. July 19, 2007 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:2634530 beginning July 19, 2007 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 26, 2007.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	30-Jun-07	1-Jul-06	30-Jun-07	1-Jul-06
Net sales	$ 402,257	$ 338,791	$ 742,939	$ 642,416
Cost of sales	293,343	253,729	545,258	481,661
Gross profit	108,914	85,062	197,681	160,755
Selling, general and administrative expenses	64,362	55,153	119,715	107,269
Operating income	44,552	29,909	77,966	53,486
Other income (expense)
Interest expense	(4,404)	(4,338)	(8,689)	(8,486)
Interest income	500	395	1,130	948
Miscellaneous	256	286	(23)	1,183
	(3,648)	(3,657)	(7,582)	(6,355)
Earnings before income taxes, minority interest, and equity in earnings (losses) of nonconsolidated subsidiaries

	40,904	26,252	70,384	47,131
Income tax expense	13,664	8,494	23,974	16,165
Earnings before minority interest, equity in earnings (losses) of nonconsolidated subsidiaries

	27,240	17,758	46,410	30,966
Minority interest	(443)	(341)	(655)	(509)
Earnings (losses) in nonconsolidated subsidiaries	164	(132)	(66)	(87)
Net earnings	$ 26,961	$ 17,285	$ 45,689	$ 30,370

Average shares outstanding (000's) - Basic	25,497	25,091	25,459	24,880
Earnings per share - Basic	$ 1.06	$ 0.69	$ 1.79	$ 1.22

Average shares outstanding (000's) - Diluted	26,107	25,859	26,018	25,654
Earnings per share - Diluted	$ 1.03	$ 0.67	$ 1.76	$ 1.18

Cash dividends per share	$ 0.105	$ 0.095	$ 0.200	$ 0.180

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	30-Jun-07	1-Jul-06	30-Jun-07	1-Jul-06

Net sales
Engineered Support Structures	$ 160,588	$ 137,623	$ 285,831	$ 253,162
Utility Support Structures	89,649	76,256	170,130	142,466
Coatings	35,390	27,290	69,029	52,598
Infrastructure products	285,627	241,169	524,990	448,226

Irrigation	107,562	87,854	200,479	174,725
Tubing	26,541	23,672	52,546	47,137
Agriculture products	134,103	111,526	253,025	221,862

Other	5,903	4,695	11,407	9,071
Less: Intersegment sales	(23,376)	(18,599)	(46,483)	(36,743)
Total	$ 402,257	$ 338,791	$ 742,939	$ 642,416

Operating Income
Engineered Support Structures	$ 16,743	$ 11,075	$ 25,423	$ 18,078
Utility Support Structures	12,044	8,135	21,595	16,094
Coatings	5,896	4,883	11,100	7,263
Infrastructure products	34,683	24,093	58,118	41,435

Irrigation	16,657	11,007	28,902	22,284
Tubing	5,146	3,679	9,674	7,302
Agriculture products	21,803	14,686	38,576	29,586

Other	540	(406)	555	(1,065)
Corporate	(12,474)	(8,464)	(19,283)	(16,470)
Total	$ 44,552	$ 29,909	$ 77,966	$ 53,486

Valmont has aggregated its business segments into five reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services in North America.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

Tubing: This segment consists of the manufacture of steel tubular products in North America.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include machine tool accessories and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	30-Jun-07	1-Jul-06
ASSETS
Current assets:
Cash and cash equivalents	$ 47,924	$ 34,547
Accounts receivable, net	247,929	223,068
Inventories	218,197	165,248
Prepaid expenses	11,133	10,818
Refundable and deferred income taxes	18,645	17,479
Total current assets	543,828	451,160
Property, plant and equipment, net	217,135	190,406
Goodwill and other assets	196,103	199,187
	$ 957,066	$ 840,753

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 22,166	$ 15,587
Notes payable to banks	17,900	4,825
Accounts payable	103,086	93,452
Accrued expenses	84,024	70,102
Dividend payable	2,708	2,426
Total current liabilities	229,884	186,392
Long-term debt, excluding current installments	206,235	212,030
Other long-term liabilities	69,633	72,503
Shareholders' equity	451,314	369,828
	$ 957,066	$ 840,753